INDEPENDENT AUDITORS’ CONSENT

Merrill Lynch Senior Floating Rate Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to this Registration Statement on Form N-2 of our report dated October 20, 1999 appearing in the annual report to shareholders of Merrill Lynch Senior Floating Rate Fund, Inc. for the year ended August 31, 1999, and to the reference to us under the caption “Financial Highlights ” in the Prospectus, which is a part of such Registration Statement.

/S /    DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Princeton, New Jersey
November 29, 1999